Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Equity Index Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	3,651,594	0.71		6,736,869	54.39
Class B	748,375	0.30		2,097,819	54.10
Class C	1,079,213	0.31		3,243,666	54.15
    Class I	5,065,639	0.84		6,251,932	54.43
Class IS	173,433	0.71		180,281	54.40